Exhibit E

WESTERN COPPER AND GOLD CORPORATION

SUBSCRIPTION AGREEMENT FOR COMMON SHARES

THIS AGREEMENT is made this 27th of November, 2023, between:

WESTERN COPPER AND GOLD CORPORATION, a corporation

existing under the laws of the Province of British Columbia

(the “Corporation”)

- and -

RIO TINTO CANADA INC., a corporation existing under the laws of Canada

(the “Purchaser”)

WHEREAS the Corporation has agreed to issue to the Purchaser, and the Purchaser has agreed to purchase from the Corporation, the number of common shares in the capital of the Corporation (the “Shares” and, each individually, a “Share”) set out below for a subscription price of C$1.73 per Share (the “Subscription Price”);

AND WHEREAS this subscription and the attached terms and conditions (the “Terms and Conditions”) are collectively referred to as the “Subscription Agreement”;

NOW THEREFORE THIS SUBSCRIPTION AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the Parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Purchaser and the Corporation agree to be bound by the Terms and Conditions and agree that each Party may rely upon the covenants, representations and warranties of the other Party contained in the Subscription Agreement.

SUBSCRIPTION AND PURCHASER INFORMATION

Rio Tinto Canada Inc. (Name of Purchaser)	Number of Shares: 3,468,208 x C$1.73

400-1190 Avenue des Canadiens-de-Montréal (Address of Purchaser)	Aggregate Subscription Price: C$5,999,999.84 (the “Subscription Amount”)

Montréal Québec, Canada H3B 0E3

Account Registration Information: As above ☒ or:	Delivery Instructions: As above ☒ or:

(Name)	(Name)

(Account Reference, if applicable)	(Account Reference, if applicable)

(Address, including Postal Code)	(Address, including Postal Code)

(Contact Name) (Contact Telephone Number)

Additional Purchaser Information

1.	Number and kind of securities of the Corporation held, directly or indirectly, if any: 12,687,299

2.	State whether the Purchaser is an Insider (as defined in the Securities Act (British Columbia)) of the Corporation:

Yes  ☐    No  ☒

3.	State whether the Purchaser is a Registrant:

(defined as a person or company registered or required to be registered under the Securities Act (British Columbia))

Yes  ☐    No  ☒

ii

IN WITNESS WHEREOF this Subscription Agreement has been executed by the Parties.

Dated this 27th day of November, 2023.

WESTERN COPPER AND GOLD CORPORATION

By:	/s/ Paul West-Sells, CEO
Authorized signatory

By:	/s/ Varun Prasad, CFO
Authorized signatory

RIO TINTO CANADA INC.

By:	/s/ Julie Parent
Authorized signatory

iii

SUBSCRIPTION AGREEMENT

TERMS AND CONDITIONS

1.	Definitions

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 of the United States of America, the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act of 2010, as amended, and all other Applicable Law concerning or relating to bribery, money laundering or corruption in any jurisdiction in which either Party or any of its respective affiliates is located or is doing business.

“Applicable Law” means, in relation to any person or persons, the Securities Laws and all other statutes, regulations, ordinances, rules, orders, by-laws, codes, ordinances, decrees, the terms and conditions of any grant of approval, permission, authority or licence, or any judgment, order, decision, ruling, award, policy or guidance document, of any Governmental Entity that are applicable to such person or persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity, having jurisdiction over the person or persons or its or their business, undertaking, property or securities.

“Business Day” means any day except Saturday, Sunday or a statutory or civic holiday in Vancouver, British Columbia or any other day on which the principal chartered banks located in Vancouver, British Columbia are not open for business.

“Casino Project” means the Corporation’s copper-gold project located in Yukon, Canada and consisting of a total of 1,136 full and partial quartz claims and 55 placer claims.

“Closing” has the meaning set out in Section 5.1.

“Closing Date” has the meaning set out in Section 5.1.

“Closing Time” means 5:00 a.m. (Vancouver time) on the Closing Date.

“Governmental Entity” means the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union).

“Intellectual Property” has the meaning set out in Section 6(mm).

“Investment” means the subscription for Shares by the Purchaser pursuant to this Subscription Agreement.

“Investor Rights Agreement” means the amended and restated investor rights agreement in the form attached as Schedule “B”.

“IT Systems and Data” has the meaning set out in Section 6(xx).

1

“Material Adverse Effect” means any fact, change, event, violation, circumstance or effect which is or could be reasonably likely to have a material adverse effect on the Corporation’s business, affairs, liabilities (absolute, accrued, contingent or otherwise), capital, operations, financial condition, properties or assets, in all cases, whether or not arising in the ordinary course of business and considered on a consolidated basis, other than any fact, change, event, violation, circumstance or effect relating to general economic conditions or securities, financing, banking or capital markets generally in Canada or the United States or affecting the mining industry in general.

“Money Laundering Laws” has the meaning set out in Section 6(ss).

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NI 45-106” has the meaning set out in Section 7(b).

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

“NYSE American” means the NYSE American LLC.

“Party” or “Parties” refer to a party or the parties to this Subscription Agreement.

“Permits” has the meaning set out in Section 6(gg).

“Public Record” means any information concerning the Corporation which has been publicly filed at www.sedarplus.ca or www.sec.gov/edgar by the Corporation pursuant to a requirement under applicable Securities Laws.

“Purchaser” has the meaning set out in the Recitals.

“Study Program” means the proposed study program for the Casino Project, substantially in the form attached as Schedule “C”.

“Securities Laws” means, as applicable, (a) the securities laws, regulations and rules, and the blanket orders and rulings, policies and written interpretations of and multilateral or national instruments adopted by the securities regulators in each of the provinces and territories of Canada, (b) all securities laws in the United States, including without limitation, the U.S. Securities Act and the United States Securities Exchange Act of 1934, as amended (including, in each case, the rules and regulations promulgated thereunder) and any applicable state securities laws and (c) the rules and policies of the TSX and the NYSE American.

“Shares” has the meaning set out in the Recitals.

“Subscriber” has the meaning set out in the Recitals.

“Subscription Agreement” or “Agreement” means this subscription agreement and any instrument amending this Subscription Agreement; “hereof”, “hereto”, “hereunder”, “herein” and similar expressions mean and refer to this Subscription Agreement and not to a particular Article or Section; and the expression “Article” or “Section” followed by a number means and refers to the specified Article or Section of this Subscription Agreement.

“Subscription Amount” has the meaning set out in the Subscription and Purchaser Information section of this Agreement.

“Subsidiary” has the meaning set out in NI 45-106.

“Subscription Price” has the meaning set out in the Recitals.

“Technical Report” means the independent technical report entitled “Casino Project, Form 43-101F1 Technical Report, Feasibility Study, Yukon, Canada” dated effective June 13, 2022 and issued on August 8, 2022, prepared by Daniel Roth, P.E., P.Eng., Michael Hester, FAusIMM, John M. Marek, P.E., Laurie M. Tahija, MMSA-QP, Carl Schulze, P.Geo., Daniel Friedman, P.Eng., Patrick W. Dugan, P.E. and Scott Weston, P.Geo.

“Term and Conditions” has the meaning set out in the Recitals.

“TSX” means the Toronto Stock Exchange or any successor thereto.

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“U.S. Person” has the meaning given to that term in Rule 902(k) of Regulation S under the U.S. Securities Act (as defined herein), which means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person, other than any such account held for the benefit or account of a non-U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized or incorporated under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the U.S. Securities Act) who are not natural persons, estates or trusts.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.	Investment in Corporation

2.1

On the Terms and Conditions of this Subscription Agreement, the Purchaser agrees to subscribe for and purchase from the Corporation at the Closing Time, and the Corporation agrees to issue from treasury and sell to the Purchaser at the Closing Time, the Shares at the Subscription Price for a total purchase price equal to the Subscription Amount.

3.	Payment of Subscription Amount

3.1

Unless other arrangements acceptable to the Corporation have been made, the Purchaser shall deliver at or before the Closing Time, the Subscription Amount payable in respect of the Shares to the Corporation by wire transfer, certified cheque, money order or bank draft payable to “Western Copper and Gold Corporation”.

4.	Issue and Delivery of Shares

4.1

The Subscription Amount shall be paid against issue and delivery of the Shares registered in the name of the Purchaser (or as the Purchaser has otherwise indicated in this Agreement), duly executed and issued by the Corporation and registered in the share register of the Corporation in the name of the Purchaser (or as the Purchaser has otherwise indicated in this Agreement).

5.	Closing of Purchase of Shares

5.1

Closing of the subscription for the Shares pursuant to this Subscription Agreement (the “Closing”) will be completed electronically at the Closing Time on December 12, 2023 or such later date as the Corporation and the Purchaser may mutually determine (the “Closing Date”), and the delivery of certificates, if any, representing the Shares shall be made in Vancouver, British Columbia.

5.2	The Purchaser’s obligation to purchase the Shares at the Closing Time shall be subject to the following conditions:

(a)	Representations and Warranties; Covenants.

A.

Each of the representations and warranties of the Corporation contained in this Agreement shall be true and accurate in all material respects (except those representations and warranties which are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as and when made and at and as of the Closing Time as though such representations and warranties were made at and as of the Closing Time, and the Corporation shall have executed and delivered on the Closing Date a certificate to the Purchaser to that effect, signed by a duly authorized officer of the Corporation, in form and substance reasonably satisfactory to the Purchaser.

B.

All covenants and agreements of the Corporation contained in this Agreement to be completed prior to the Closing Time shall have been performed or completed in all material respects by the Corporation, and the Corporation shall have executed and delivered on the Closing Date a certificate to the Purchaser to that effect, signed by a duly authorized officer of the Corporation, in form and substance reasonably satisfactory to the Purchaser.

(b)	Deliveries. The Corporation shall deliver or cause to be delivered to the Purchaser:

A.

A certificate dated the Closing Date, addressed to the Purchaser and signed on behalf of the Corporation by an officer of the Corporation, with respect to the constating documents of the Corporation, all resolutions of the board of directors of the Corporation relating to this Agreement and the ancillary matters related thereto, the incumbency and specimen signatures of signing officers of the Corporation.

B.

A certificate of the Corporation dated the Closing Date, addressed to the Purchaser and signed on behalf of the Corporation by a duly authorized officer of the Corporation, certifying for and on behalf of the Corporation, after having made due inquiry, that:

I.

since the date of this Agreement, that (1) there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, liabilities (absolute, accrued, contingent or otherwise), capital, operations, financial condition, properties, prospects, assets or prospects of the Corporation, (2) no transaction has been entered into by the Corporation which is material to the Corporation, and (3) all material changes and all material facts in relation to the Corporation have been generally disclosed by the Corporation (within the meaning of applicable Securities Laws);

II.

no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Shares or any other securities of the Corporation has been issued by any Governmental Entity and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, after due inquiry, contemplated or threatened under applicable Securities Laws or by any Governmental Entity;

III.	the Corporation has complied with the terms and conditions of this Agreement on its part to be complied with up to and as of the Closing Time;

IV.

the representations and warranties of the Corporation contained in this Agreement and in any certificate or other document delivered pursuant to or in connection with this Agreement are accurate in all material respects (except those representations and warranties which are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement; and

V.	such other matters as the Purchaser may reasonably request.

C.	A Certificate of Good Standing for the Corporation dated within one Business Day of the Closing Date.

D.

A certificate from the Corporation’s transfer agent: (I) as to its appointment as transfer agent and registrar of the Shares; and (II) as to the number of issued and outstanding Shares as at the close of business on the trading day prior to the Closing Date.

E.

A favourable legal opinion dated the Closing Date, in form and substance satisfactory to the Purchaser acting reasonably, from Canadian counsel to the Corporation, addressed to the Purchaser, as to the laws of Canada and British Columbia which such counsel may rely upon as to matters of fact on certificates of the Corporation’s transfer agent, government officials, public and stock exchange officials and officers of the Corporation, with respect to the following matters, assuming completion of the Closing, and subject to standard assumptions and qualifications:

I.	as to the valid existence and good standing of the Corporation under the laws of its jurisdiction of incorporation;

II.	as to the authorized and issued capital of the Corporation;

III.

that the Corporation has all requisite corporate power and capacity including under the laws of its jurisdiction of incorporation to (i) carry on its business as presently carried on; (ii) own its property; and (iii) issue the Shares;

IV.

that all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of this Agreement and the Investor Rights Agreement and the performance by the Corporation of its obligations hereunder and thereunder;

V.

that each of this Agreement and the Investor Rights Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms;

VI.

that the Corporation is a reporting issuer in each of the provinces of British Columbia, Alberta and Ontario and is not in default of the Securities Laws of such provinces and territories (with reporting issuer lists to be provided separately for the other provinces and territories where the Corporation is a reporting issuer); and

VII.	that the Shares have been conditionally approved for listing on the TSX subject to the filing of documents in accordance with the requirements of the TSX.

F.	Evidence of conditional approval of the listing of the Shares on the TSX and NYSE American.

G.

One or more share certificates duly executed by the Corporation (or evidence of electronic book-entry thereof) representing the Shares registered in the name of the Purchaser (or as the Purchaser has otherwise indicated in this Agreement), and duly issued by the Corporation and registered in the share register of the Corporation in the name of the Purchaser (or as the Purchaser has otherwise indicated in this Agreement).

(c)	Securities Laws. The offer, sale and issuance of the Shares subscribed for hereunder shall be exempt from the prospectus and registration requirements of any and all Securities Laws.

(d)	Investor Rights Agreement. The Parties shall have entered into the Investor Rights Agreement.

(e)	Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(f)	No Order. There is no order in effect that temporarily or permanently prohibits the completion of the transactions contemplated by this Agreement.

5.3	The Corporation’s obligations to sell the Shares to the Purchaser at the Closing Time shall be subject to the following conditions:

(a)	Representations and Warranties; Covenants.

A.

Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and accurate in all material respects (except those representations and warranties which are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as and when made and at and as of the Closing Time as though such representations and warranties were made at and as of the Closing Time, and the Purchaser shall have executed and delivered on the Closing Date a certificate to the Corporation to that effect, signed by a duly authorized officer or authorized signatory of the Purchaser, in form and substance reasonably satisfactory to the Corporation.

B.

All covenants and agreements of the Purchaser contained in this Agreement to be completed prior to the Closing Time shall have been performed or completed in all material respects by the Purchaser, and the Purchaser shall have executed and delivered on the Closing Date a certificate to the Corporation to that effect, signed by a duly authorized officer or authorized signatory of the Purchaser, in form and substance reasonably satisfactory to the Corporation.

(b)	Deliveries. The Purchaser shall deliver or cause to be delivered to the Corporation:

A.	Payment of the Subscription Amount in accordance with Section 3.

B.

Such other documentation as the Corporation may reasonably request, including any document required by Securities Laws, in form and substance satisfactory to each of the Corporation and the Purchaser, acting reasonably.

(c)	Investor Rights Agreement. The Parties shall have entered into the Investor Rights Agreement.

(d)	No Order. There is no order in effect that temporarily or permanently prohibits the completion of the transactions contemplated by this Agreement.

6.	Representations, Warranties and Covenants of the Corporation

The Corporation hereby represents and warrants to, and covenants with, the Purchaser as follows, both as of the date hereof and at the Closing, as applicable, and acknowledges that the Purchaser (and its counsel, if applicable) is relying on such representations and warranties as of such dates in connection with the transactions contemplated herein:

(a)	The Corporation is a valid and subsisting corporation duly incorporated and in good standing under the Business Corporations Act (British Columbia).

(b)	Each of the Subsidiaries is a valid and subsisting corporation duly formed and in good standing under the laws of its jurisdiction of formation.

(c)

The Corporation and each of the Subsidiaries are, and will be, duly licensed or qualified for the transaction of business and in good standing under the laws of each other jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such licence or qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses as described in the Public Record, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect or would reasonably be expected to have a Material Adverse Effect.

(d)

The authorized capital of the Corporation consists of unlimited number of Shares without par value and an unlimited number of preferred shares without par value. As at the date hereof, 162,623,037 Shares are validly issued and outstanding as fully paid and non-assessable and, except as set forth on Schedule “A” hereto, no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option or privilege (whether pre-emptive or contractual), for the issue or allotment of any unissued shares in the capital of the Corporation or any other security convertible into or exchangeable for any such shares, or to require the Corporation to purchase, redeem or otherwise acquire any of the outstanding securities in the capital of the Corporation.

(e)

The Corporation owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights.

(f)

The execution and delivery of this Subscription Agreement, the Investor Rights Agreement and the issue and sale of the Shares by the Corporation and the performance and compliance with the terms hereof and thereof will not result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under any laws applicable to the Corporation or any of the Subsidiaries, any term or provision of any constating documents or resolutions of the Corporation or any of the Subsidiaries, as applicable, or any indenture, contract, agreement (whether written or oral), instrument or other document to which the Corporation or a Subsidiary is a party or subject, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation; nor will such action result in any violation of the provisions of the organizational or governing documents of the Corporation or any of the Subsidiaries.

(g)

This Subscription Agreement and the Investor Rights Agreement have been duly authorized by all necessary corporate action on the part of the Corporation, and this Subscription Agreement has been, and the Investor Rights Agreement will be, duly executed and delivered by the Corporation, constitute a legal, valid and binding agreement of the Corporation enforceable against the Corporation, and the Corporation has full corporate power and authority to undertake the Investment.

(h)

The Shares to be purchased hereunder have been duly authorized for issuance and sale by all necessary action on the part of the Corporation and, when issued and delivered by the Corporation against payment of the consideration thereof pursuant to this Subscription Agreement, will be validly issued, and such Shares will be outstanding as fully paid and non-assessable shares, and will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by the Corporation.

(i)

Except for the conditional approval of the TSX and the NYSE American, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity is required for the execution, delivery and performance by the Corporation of this Agreement and the issuance and sale by the Corporation of the Shares to be purchased hereunder.

(j)

Neither the Corporation nor any of the Subsidiaries is (i) in violation of its notice of articles, articles, by-laws or similar organizational documents; (ii) in violation or default, and no event has occurred that, with notice or lapse of time or both, would constitute such a violation or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Corporation or any of the Subsidiaries is a party or by which the Corporation or any of the Subsidiaries is bound or to which any of the property or assets of the Corporation or any of the Subsidiaries are subject; or (iii) in violation of any Applicable Law, except in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. To the Corporation’s knowledge, no other party under any material agreements, contracts, arrangements or understandings (written or oral) to which the Corporation or any of the Subsidiaries is a party is in violation or default in any respect thereunder where such violation or default would have a Material Adverse Effect.

(k)

Except for Shares issuable pursuant to outstanding convertible securities of the Corporation, (i) no person has the right, contractual or otherwise, to cause the Corporation to issue or sell to such person any Shares or other securities of the Corporation, (ii) the Corporation has not granted to any person any pre-emptive rights, resale rights, rights of first refusal, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Shares or other securities of the Corporation, and (iii) no person has the right to act as an underwriter or as a financial advisor to the Corporation in connection with the Investment.

(l)

The Corporation is a “reporting issuer” within the meaning of the Securities Act (British Columbia) in each of the provinces and territories of Canada and is not in material default of any of the requirements of those securities acts or any of the written administrative policies or notices of the regulatory authorities.

(m)	The Corporation has complied and will comply fully with the requirements of all applicable corporate and Securities Laws in all matters relating to the Investment.

(n)	The Shares are listed and posted for trading on the TSX under the symbol “WRN” and the Corporation is in material compliance with the rules and regulations of the TSX.

(o)

The Shares are registered pursuant to Section 12(b) of the United States Securities Exchange Act of 1934, as amended, and are accepted for trading on the NYSE American under the symbol “WRN” and the Corporation is in material compliance with the rules and regulations of the NYSE American.

(p)

No order ceasing or suspending trading in securities of the Corporation nor prohibiting the sale of such securities has been issued to and is outstanding against the Corporation or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and, to the best of the Corporation’s knowledge, no investigations or proceedings for such purposes are pending or threatened.

(q)	The Corporation has not taken any action which would be reasonably expected to result in the delisting or suspension of the Shares on or from the TSX or the NYSE American.

(r)

The Corporation will within the required time, file with the TSX, NYSE American or any other applicable securities agency, any documents, reports and information, in the required form, required to be filed by applicable Securities Laws in connection with the Investment, together with any applicable filing fees and other materials.

(s)

The form of certificates representing the Shares to be purchased hereunder, to the extent that physical certificates are issued, will be in due and proper form and conform to the requirements of the Business Corporations Act (British Columbia), the articles of incorporation of the Corporation and applicable requirements of the TSX, NYSE American, The Depository Trust Company and CDS Clearing and Depository Services Inc. or will have been otherwise approved by the TSX and NYSE American, if required.

(t)	Computershare Investor Services Inc. has been duly appointed as registrar and transfer agent for the Shares.

(u)

The information in all documents filed by the Corporation in the Public Record was, at the time of such filing, accurate in all material respects, did not contain any material misrepresentation and did not omit to disclose any material fact, except as subsequently corrected or updated in a subsequently filed document (in this Agreement, “misrepresentation” and “material fact” have them meanings ascribed to them in the Securities Act (British Columbia)). All information relating to the business, assets, liabilities, properties (including the Casino Project), capitalization or financial condition of the Corporation provided by the Corporation or any of its advisers to the Purchaser is true, accurate and complete in all material respects.

(v)

Except as disclosed in the Public Record, the Corporation and its Subsidiaries are conducting their business operations in material compliance with Applicable Law, including for greater certainty Anti-Corruption Laws and Securities Laws.

(w)

Except as disclosed in the Public Record, there are no material legal, governmental or regulatory claims, actions, suits, arbitration, administration, electoral, or other proceedings to which the Corporation or any of its Subsidiaries is a party or of which any property of the Corporation or any of its Subsidiaries is the subject; and, to the knowledge of the Corporation, no such proceedings are threatened or pending by Governmental Entities or any other person; there is no agreement, judgment, injunction, order or decree binding upon the Corporation or its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Corporation or its Subsidiaries, any acquisition of property by the Corporation or any of its Subsidiaries other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Corporation or its Subsidiaries, taken as a whole.

(x)

Each of the Corporation and the Subsidiaries: (i) are in compliance in all material respects with any and all applicable foreign, federal, provincial, territorial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received all material permits, licences or other approvals currently required of any of them under applicable Environmental Laws to conduct their current business; and (iii) are in material compliance with all terms and conditions of any such permits, licences or approvals. Neither the Corporation nor the Subsidiaries (including, if applicable, any predecessor companies) has received (A) any notice of, or been prosecuted for an offence alleging, non-compliance with any Environmental Law that would have a Material Adverse Effect and neither the Corporation nor the Subsidiaries (including, if applicable, any predecessor companies) has settled any allegation of non-compliance that would have a Material Adverse Effect short of prosecution, and, to the knowledge of the Corporation, no such proceedings are threatened or pending by Governmental Entities or any other person; (B) any notice wherein it is alleged or stated that the Corporation or the Subsidiaries is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental Laws that would have a Material Adverse Effect; and (C) any request for information in connection with any federal, state, provincial, territorial, municipal or local inquiries as to disposal sites. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Corporation or the Subsidiaries, nor has the Corporation or the Subsidiaries received notice of any of the same.

(y)

The Corporation’s financial statements in the Public Record have been prepared in accordance with International Financial Reporting Standards consistently applied throughout the periods involved, and present fairly the consolidated financial position and results of operation and changes in the financial position of the Corporation and its Subsidiaries for the financial year ended December 31, 2022 and such accounts fairly present in all material respects the financial condition, financial performance and cash flows of the Corporation for the periods indicated.

(z)

Neither the Corporation nor its Subsidiaries have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the audited balance sheet of the Corporation as of December 31, 2022 or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business since January 1, 2023.

(aa)	Since December 31, 2022, each of the Corporation and its Subsidiaries have conducted its business in the ordinary course and:

A.	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Material Adverse Effect, has been incurred;

B.

there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect, nor has there been a Material Adverse Effect to the Casino Project; and

C.	there has not been any entering into, or an amendment of, any material contract to which the Corporation or its Subsidiaries is a party.

(bb)

The auditor of the Corporation, PricewaterhouseCoopers LLP, are independent public, certified public or chartered accountants as required by Securities Laws. There has not been any “reportable event” (as that term is defined in National Instrument 51-102 Continuous Disclosure Obligations) with PricewaterhouseCoopers LLP or any other prior auditor of the Corporation or any of its Subsidiaries. PricewaterhouseCoopers LLP has advised the Corporation that it is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002.

(cc)

Each of the Corporation and its Subsidiaries has paid or caused to be paid to the appropriate Governmental Entity all taxes which are due and payable by it, all assessments and reassessments, and all other taxes due and payable by it on or before the date hereof, other than those which are being or have been contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Corporation. The Corporation and its Subsidiaries have provided adequate accruals in accordance with applicable accounting rules in the most recently published consolidated financial statements of the Corporation for any taxes of the Corporation and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any returns. Since such publication date, no material liability in respect of taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(dd)

Each of the Corporation and its Subsidiaries have operated in all material respects in accordance with all Applicable Law with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending, or to the knowledge of the Corporation, threatened proceedings before any Governmental Entity with respect to any such matters.

(ee)

Each of the Corporation and its Subsidiaries is the sole legal and beneficial owner, and has valid and sufficient right, title and interest, free and clear of any title defect or lien in all material respects: (A) to its leases, licences, and all other rights relating in any manner whatsoever to the interest in, or exploration for minerals on its properties, in each case, as are necessary to perform the operation of its business as presently owned and conducted; (B) to its real property interests including fee simple estate of and in real property, licences (from landowners and authorities permitting the use of land by the Corporation or any of its Subsidiaries), leases, rights of way, occupancy rights, surface rights, mineral rights, easements and all other real property interests, in each case, as are necessary to perform the operation of its business as presently owned and conducted; and (C) to, or is entitled to the material benefits of, all of its properties and assets of any nature whatsoever and to all benefits derived therefrom and mineral rights including all the properties and assets reflected in the balance sheet, except as indicated in the notes thereto, and such properties and assets are not subject to any lien or defect in title of any kind except as is specifically identified in the annual financial statements and in the notes thereto.

(ff)

The Casino Project is the only mineral property currently material to the Corporation in which the Corporation or the Subsidiaries has an interest; the Corporation or through the Subsidiaries, hold either mineral claims, exploration permits, prospecting permits or participant interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which the Casino Project is located, in respect of the ore bodies and minerals located on the Casino Project in which the Corporation (through the applicable Subsidiary) has an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements, contracts, arrangements or understandings, sufficient to permit the Corporation (through the applicable Subsidiary), subject to compliance with customary permit requirements for specific work programs, to explore for the minerals relating thereto; all leases or claims and permits relating to the Casino Project in which the Corporation (through the applicable Subsidiary) has an interest or right have been validly located and recorded in accordance with all Applicable Law and are valid and subsisting; the Corporation (through the applicable Subsidiary) has all necessary rights and interests relating to the Casino Project in which the Corporation (through the applicable Subsidiary) has an interest granting the Corporation (through the applicable Subsidiary) the right and ability to explore for minerals as are appropriate in view of the rights and interests therein of the Corporation or the applicable Subsidiary, with only such exceptions as do not materially interfere with the current use made by the Corporation or the applicable Subsidiary of the rights or interest so held as disclosed in the Public Record, and each of the proprietary interests or rights and each of the agreements, contracts, arrangements or understandings and obligations relating thereto referred to above is currently in good standing in all respects in the name of the Corporation or the applicable Subsidiary; except as disclosed in the Public Record, the Corporation and the Subsidiaries do not have any responsibility or obligation to pay any commission, royalty, licence, fee or similar payment to any person with respect to the property rights thereof, other than mineral claim fees.

(gg)

The Corporation and the Subsidiaries have identified all the material permits, certificates, and approvals (collectively, the “Permits”) which are or will be required for the exploration, development and eventual or actual operation of the Casino Project, which Permits include but are not limited to environmental assessment certificates, water licences, land tenures, rezoning or zoning variances and other necessary local, provincial, state and federal approvals; and the appropriate Permits have either been received, applied for, or the processes to obtain such Permits have been or will in due course be initiated by the Corporation or the applicable Subsidiaries; and neither the Corporation nor the applicable Subsidiaries know of any issue or reason why the Permits should not be approved and obtained in the ordinary course;

A.

all assessments or other work required to be performed in relation to the material mineral claims of the Corporation and the applicable Subsidiary in order to maintain their respective interests therein, if any, have been performed to date and the Corporation and the applicable Subsidiary have complied in all material respects with all Applicable Law in this regard as well as with regard to legal and contractual obligations to third parties in this regard except in respect of mineral claims that the Corporation and the applicable Subsidiary intend to abandon or relinquish and except for any non-compliance which would not either individually or in the aggregate have a Material Adverse Effect; all such mineral claims are in good standing in all respects as of the date of this Agreement;

B.

except as disclosed in the Public Record, there are no environmental audits, evaluations, assessments, studies or tests relating to the Corporation or the Subsidiaries except for annual and at will assessments by Governmental Entities and ongoing assessments conducted by or on behalf of the Corporation and the Subsidiaries in the ordinary course;

C.

the Corporation made available to the authors thereof prior to the issuance of the Technical Report, for the purpose of preparing the Technical Report, all information requested, and no such information contained any material misrepresentation as at the relevant time such information was made available;

D.

the Technical Report complied in all material respects with the requirements of NI 43-101 as at the date of the Technical Report and as of the date hereof there is no new material scientific or technical information concerning the Casino Project that is not included in the Technical Report; and

E.

all scientific and technical information disclosed in the Public Record: (i) is based upon information prepared, reviewed and/or verified by or under the supervision of a “qualified person” (as such term is defined in NI 43-101), (ii) has been prepared and disclosed in accordance with Canadian industry standards set forth in NI 43-101, (iii) was true, complete and accurate in all material respects at the time of filing, (iv) information relating to the Corporation’s estimates of mineral resources as at the date they were prepared has been reviewed and verified by the Corporation or independent consultants to the Corporation as being consistent with the Corporation’s mineral resource estimates as at the date they were prepared and (v) the methods used in estimating the Corporation’s mineral resources are in accordance with accepted mineral resource estimation practices.

(hh)

(A) The Corporation and its Subsidiaries have the exclusive right to deal with their respective properties in all material respects; (B) no person or entity of any nature whatsoever other than the Corporation or its Subsidiaries has any material interest in the Corporation’s properties or any right to acquire or otherwise obtain any such interest; (C) there are no back-in rights, earn-in rights, rights of first refusal, off-take rights or obligations, royalty rights, streaming rights, or other rights of any nature whatsoever which would materially affect the Corporation’s or its Subsidiaries’ interests in the Corporation’s properties, and no such rights are threatened; (D) neither the Corporation nor any of its Subsidiaries has received any material notice, whether written or oral, from any Governmental Entity or any other person of any revocation or intention to revoke, diminish or challenge its interest in the Corporation’s properties; and (E) the Corporation’s properties are in good standing under and comply with all Applicable Law and all work required to be performed has been performed and all taxes, fees, expenditures and all other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made, with only such exceptions as do not materially interfere with the use made by the Corporation or its Subsidiaries of the rights or interests so held.

(ii)

There are no material adverse claims, demands, actions, suits or proceedings that have been commenced or are pending or, to the knowledge of the Corporation, that are threatened, affecting or which could affect the Corporation’s or any of the Subsidiaries’ right, title or interest in the Corporation’s properties or the ability of the Corporation or its Subsidiaries to explore or develop the Corporation’s properties, including the title to or ownership by the Corporation or its Subsidiaries of the foregoing, or which might involve the possibility of any judgement or liability affecting the Corporation’s properties.

(jj)

To the knowledge of the Corporation, none of the directors or officers of the Corporation holds any right, title or interest in, nor has taken any action to obtain, directly or indirectly, any right, title and interest in any of Corporation’s properties or in any permit, concession, claim, lease, licence or other right to explore for, exploit, develop, mine or produce minerals from or in any manner in relation to the Corporation’s properties and any other properties located within 20 kilometres of any of the Corporation’s properties.

(kk)

There are no disputes between the Corporation or any of the Subsidiaries and any local, aboriginal or indigenous group outstanding, or to the Corporation’s knowledge, threatened or imminent with respect to any of the Corporation’s or any Subsidiary’s properties or exploration and development activities.

(ll)

Except as described in the Public Record, there are no material agreements, contracts, arrangements or understandings (written or oral) with any persons relating to the acquisition or proposed acquisition by the Corporation or its Subsidiaries of any material interest in any business (or part of a business) or corporation, nor are there any other specific contracts or agreements (written or oral) in respect of any such matters in contemplation.

(mm)

The Corporation and the Subsidiaries own, possess, licence or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licences, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, licence or otherwise hold adequate rights to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. (i) There are no rights of third parties to any such Intellectual Property owned by the Corporation and the Subsidiaries; (ii) to the Corporation’s knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others challenging the Corporation’s and the Subsidiaries’ rights in or to any such Intellectual Property, and the Corporation is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) there is no pending or, to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (v) there is no pending or, to the Corporation’s knowledge, threatened action, suit, proceeding or claim by others that the Corporation and the Subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others; (vi) to the Corporation’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any patent or patent application described in the Public Record, as being owned by or licensed to the Corporation; and (vii) the Corporation and the Subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Corporation or such Subsidiary, and all such agreements are in full force and effect, except, in the case of any of clauses (i)-(vii) above, for any such infringement by third parties or any such pending or threatened suit, action, proceeding or claim as would not, individually or in the aggregate, result in a Material Adverse Effect.

(nn)

The Corporation and each of the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Corporation and each of the Subsidiaries reasonably believe are adequate for the conduct of their respective businesses and as is customary for companies engaged in similar businesses in similar industries.

(oo)

Neither the Corporation nor any of the Subsidiaries has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases. The Corporation has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last Annual Report on Form 40-F, indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases.

(pp)

Other than as disclosed to the Purchaser, neither the Corporation nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

(qq)

Except as may be restricted by Applicable Law, no Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Corporation, or from making any other distribution with respect to such Subsidiary’s equity securities or from repaying to the Corporation or any other Subsidiaries any amounts that may from time to time become due under any loans or advances to such Subsidiaries from the Corporation or from transferring any property or assets to the Corporation or to any other Subsidiaries.

(rr)

(A) Neither the Corporation nor the Subsidiaries, nor to the Corporation’s knowledge, any of their respective directors, officers, employees, agents, affiliates or representatives has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of Applicable Law) or made any contribution or other payment to any official of, or candidate for, any federal, state, provincial, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any Applicable Law or of the character required to be disclosed in the Public Record; (B) no relationship, direct or indirect, exists between or among the Corporation or, to the Corporation’s knowledge, any Subsidiary or any affiliate of any of them, on the one hand, and the directors, officers, employees, agents, affiliates or representatives and shareholders of the Corporation or, to the Corporation’s knowledge, any Subsidiary, on the other hand, that is required by Securities Laws to be described in the Public Record that is not so described; (C) except as described in the Public Record, there are no material outstanding loans or advances or material guarantees of indebtedness by the Corporation or, to the Corporation’s knowledge, any Subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; (D) the Corporation has not offered, or caused any placement agent to offer, Shares or to make any payment of funds to any person with the intent to influence unlawfully (i) a customer or supplier of the Corporation or any Subsidiary to alter the customer’s or supplier’s level or type of business with the Corporation or any Subsidiary or (ii) a trade journalist or publication to write or publish favorable information about the Corporation or any Subsidiary or any of their respective businesses; and (E) neither the Corporation nor any Subsidiary nor, to the Corporation’s knowledge, any director, officer, employee, agent, affiliate or representative of the Corporation or any Subsidiary has made any payment of funds of the Corporation or any Subsidiary or received or retained any funds in violation of any Applicable Law (including, without limitation, any Anti-Corruption Law).

(ss)

The operations of the Corporation and the Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Corruption of Foreign Public Officials Act (Canada) and applicable rules and regulations thereunder, and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or Governmental Entity involving the Corporation or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

(tt)	The Corporation:

A.

represents that, neither the Corporation nor any of the Subsidiaries (collectively, the “Entity”) nor, to the Corporation’s knowledge, any director, officer, employee, agent, affiliate or representative of the Corporation, is a government, individual, or entity (in this Section 6(tt), a “Member”) that is, or is owned or controlled by a Member that is:

I.

the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Office of the Superintendent of Financial Institutions (Canada), or pursuant to the Special Economic Measures Act (Canada) or other relevant sanctions authority or Applicable Law (collectively, “Sanctions”); nor

II.

located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Russia, Sudan, Syria, Ukraine and Zimbabwe).

B.

represents and covenants that it will not, directly or indirectly, use the proceeds of the Investment, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Member:

I.	to fund or facilitate any activities or business of or with any Member or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

II.	in any other manner that will result in a violation of Sanctions by any Member; or

C.

represents and covenants that for the past five years, it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Member, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(uu)

There has been no failure on the part of the Corporation or any of the Corporation’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act, NI 52-109 and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Corporation (or each former principal executive officer of the Corporation and each former principal financial officer of the Corporation as applicable) and each certifying officer of the Corporation (or each former certifying officer of the Corporation and each former certifying officer of the Corporation as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC and as required to be made and filed by NI 52-109. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and “certifying officer” shall have the meanings given to such term in NI 52-109.

(vv)

Since January 1, 2018, the Corporation has filed all documents or information required to be filed by it under Securities Laws, except where the failure to file such documents or information will not have a Material Adverse Effect, either individually or in the aggregate; all material change reports, annual information forms, financial statements, management proxy circulars and other documents filed or furnished by or on behalf of the Corporation pursuant to Securities Laws, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and did not contain a misrepresentation at the time at which it was filed; the Corporation has not filed any confidential material change report or any document requesting confidential treatment with any Governmental Entity that at the date hereof remains confidential.

(ww)

To the knowledge of the Corporation, all documents and information delivered and provided by or on behalf of the Corporation to the Purchaser as a part of its due diligence in connection with the Investment were complete and accurate in all material respects.

(xx)

There has been no security breach or other compromise of or relating to any of the Corporation’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, the “IT Systems and Data”) and (i) the Corporation has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to the IT Systems and Data; (ii) the Corporation is presently in compliance with all Applicable Law and all judgments, orders, rules and regulations of any court or arbitrator or Governmental Entities, internal policies and contractual obligations relating to the privacy and security of the IT Systems and Data and to the protection of the IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Effect; and (iii) the Corporation has implemented backup and disaster recovery technology consistent with industry standards and practices.

(yy)	The Corporation will use commercially reasonable efforts to ensure that the Shares are listed for trading on the TSX and the NYSE American.

7.	Representations, Warranties and Covenants of the Purchaser

By executing this Subscription Agreement, the Purchaser represents, warrants, acknowledges and covenants to the Corporation, both as of the date hereof and at the Closing, as applicable, and acknowledges that the Corporation (and its counsel, if applicable) are relying thereon that:

(a)

The Purchaser was offered the Shares in, and has its head office in, the jurisdiction referred to in Section 13.1 and intends that the applicable Securities Laws of that jurisdiction do and shall govern this subscription by the Purchaser, and is not aware of any reason why the laws of such jurisdiction would not govern such subscription.

(b)

The Purchaser is purchasing the Shares with the benefit of the prospectus exemption provided by Section 2.3 of National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) and Section 73.3(2) of the Securities Act (British Columbia), is an “accredited investor” (being a person that has net assets of at least $5 million as shown on its most recently prepared financial statements) and is purchasing the Shares as principal for its own account and has not been created, and is not being used, solely to purchase or hold the Shares in reliance on the exemption provided by Section 2.10 of NI 45-106.

(c)

The Purchaser is aware that the Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States, and that the Shares may not be offered or sold, directly or indirectly, in the United States or to for the account or benefit of a U.S. Person without registration under the U.S. Securities Act or compliance with the requirements of an exemption from registration.

(d)

The Purchaser is not a U.S. Person and is not acquiring the Shares for the account or benefit of a U.S. Person or a person in the United States and has not received funds for this investment from a U.S. Person.

(e)

The Shares have not been offered to the Purchaser in the United States, and the individuals making the order to purchase the Shares and executing and delivering this Subscription Agreement on behalf of the Purchaser were not in the United States when the order was placed and this Subscription Agreement was executed and delivered.

(f)

The Purchaser undertakes and agrees that it will not offer or sell any of the Shares in the United States unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or an exemption from such registration requirement is available to the Purchaser and the Purchaser has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation to that effect.

(g)	The Purchaser has the legal capacity and authority to execute this Subscription Agreement and to take all actions required pursuant hereto.

(h)

This Subscription Agreement (and all other documentation in connection with such subscription) has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding agreement of the Purchaser, enforceable in accordance with its terms against the Purchaser.

(i)

The execution and delivery of this Subscription Agreement and the performance and compliance with the terms hereof will not result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under any laws applicable to the Purchaser, any term or provision of any constating documents or resolutions of the Purchaser, as applicable, or any indenture, contract, agreement (whether written or oral), instrument or other document to which the Purchaser is a party or subject, or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser.

(j)

The Purchaser has been advised to consult its own legal advisors with respect to the execution, delivery and performance by it of the Subscription Agreement and as to the restrictions with respect to trading in the Shares imposed by applicable securities legislation in the jurisdiction in which it resides and confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto. The Purchaser understands that the Shares will be subject to a contractual hold period and it will not be able to resell the Shares until the expiry of such hold period except in accordance with limited exemptions and the Purchaser (and not the Corporation) is solely responsible for compliance with such hold period in connection with any resale of the Shares.

(k)

The Purchaser is aware that the Shares will have attached to them, whether through an ownership statement issued under a direct registration system or other electronic book-entry system, or on certificates that may be issued, as applicable, a legend setting out the resale restrictions in Section 7(j) in substantially the following form:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE APPLICABLE CLOSING DATE].

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

(l)

The Purchaser acknowledges that the Corporation bears no responsibility for the removal of resale restrictions or legends on securities and that the responsibility for compliance and cost with such restrictions or the removal of legends is to be borne by the Purchaser and not the Corporation.

(m)

There is no person acting or purporting to act in connection with the transactions contemplated herein who is entitled to any brokerage or finder’s fee and if any person establishes a claim that any fee or other compensation is payable in connection with this subscription for the Shares.

(n)

The Purchaser will execute and deliver within the applicable time periods all documentation as may be required by applicable Securities Laws to permit the purchase of the Shares on the terms set forth herein and the Purchaser will execute, deliver, file and otherwise assist the Corporation in filing such reports, undertakings and other documents with respect to the issue of the Shares as may be required by applicable Securities Laws or by any securities regulatory authority or stock exchange or other regulatory authority.

(o)

Other than this Subscription Agreement, the Purchaser has not received, nor has the Purchaser requested, any prospectus, sales or advertising literature, offering memorandum or any other document describing or purporting to describe the business and affairs of the Corporation that has been prepared primarily for delivery to, and review by, prospective purchasers so as to assist them in making an investment decision in respect of the purchase of the Shares pursuant to the Investment.

(p)

The Purchaser has no knowledge of a “material fact” or “material change” (as those terms are defined in the Securities Act (British Columbia)) in the affairs of the Corporation that has not been generally disclosed to the public, except knowledge of the Investment.

(q)

Except as provided herein, no person has made any written or oral representation to the Purchaser that any person will re-sell or re-purchase the Shares, or refund any of the Subscription Amount, or that the Shares will be listed on any exchange or quoted on any quotation and trade reporting system, or that application has been or will be made to list any such security on any exchange or quote the security on any quotation and trade reporting system other than the TSX, and no person has given any undertaking to the Purchaser relating to the future value or price of the Shares.

(r)

The Purchaser agrees that it is solely responsible for obtaining such legal, tax and other advice as the Purchaser considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated hereunder and the Purchaser acknowledges that the Corporation’s counsel is acting solely as counsel to the Corporation and not as counsel to the Purchaser.

(s)

The Purchaser acknowledges that no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares and that there is no government or other insurance covering the Shares.

(t)

The Purchaser acknowledges that it is aware of the characteristics of the Shares, the risks relating to an investment therein and agrees that the Purchaser is capable of bearing the economic risk of his or her investment in the Shares, including total loss of such investment.

(u)	The Purchaser has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the Purchaser’s proposed investment in the Shares.

(v)	The Purchaser acknowledges that as a result of the Shares being purchased pursuant to exemptions from the prospectus requirements contained in applicable Securities Laws:

A.	the Purchaser is restricted from using most of the civil remedies available under applicable Securities Laws;

B.	the Purchaser may not receive information that would otherwise be required to be provided to the Purchaser under applicable Securities Laws; and

C.	the Corporation is relieved from certain obligations that would otherwise apply under applicable Securities Laws.

(w)

None of the funds being used to purchase the Shares are to the Purchaser’s knowledge, proceeds obtained or derived directly or indirectly as a result of illegal activities. The funds being used to purchase the Shares which will be advanced, directly or indirectly, by or on behalf of the Purchaser to the Corporation or to the account of the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) (or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “Patriot Act”) or any other legislation of a similar nature of an International Jurisdiction) and the Purchaser acknowledges that the Corporation may in the future be required by law to disclose the Purchaser’s name and other information relating to this Subscription Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to the PCMLTFA or the Patriot Act. To the best of the Purchaser’s knowledge, none of the funds to be provided by the Purchaser, are being tendered on behalf of a person or entity who has not been identified to the Purchaser, and the Purchaser shall promptly notify the Corporation if the Purchaser discovers that any of such representations cease to be true, and shall promptly provide the Corporation with all necessary information in connection therewith.

(x)

The Purchaser is aware that (i) the Corporation may complete additional financings in the future in order to develop the Corporation’s business and to fund its ongoing development; (ii) there is no assurance that such financings will be available and, if available, on reasonable terms; (iii) any such future financings may have a dilutive effect on the Corporation’s securityholders, including the Purchaser if the Purchaser does not exercise its subscription and top-up rights under the Investor Rights Agreement in respect thereof; and (iv) if such future financings are not available, the Corporation may be unable to fund its on-going development and the lack of capital resources may result in the failure of the Corporation’s business.

8.	Reliance Upon Representations, Warranties and Covenants

The Parties acknowledge that the representations, warranties and covenants made by the other Party in this Subscription Agreement, both as of the date hereof and at the Closing, are made with the intent that they may be relied upon by the other Party (and their respective counsel, if applicable) to, among other things, determine the Purchaser’s eligibility to purchase the Shares, including without limitation the availability of exemptions from the registration and prospectus requirements of applicable Securities Laws in connection with the issuance of the Shares to the Purchaser. The Parties each undertake to promptly notify the other party of any change in any statement or other information relating to transactions contemplated by this Agreement that take place prior to the Closing Date.

9.	Waiver and Termination

9.1

It is understood that the Purchaser and the Corporation may at their sole discretion waive, in whole or in part, or extend the time for compliance with, any of the terms and conditions of this Agreement in their favour without prejudice to their rights in respect of any other of such terms and conditions or any other subsequent breach or non-compliance; provided, however, that to be binding on the Purchaser or the Corporation as applicable any such waiver or extension must be in writing.

9.2	This Agreement may be terminated on or before the Closing Date under the following circumstances:

(a)	upon mutual consent of the Parties;

(b)

by either the Purchaser or the Corporation, if the Closing Date has not occurred on or before December 31, 2023 or such later date as may be mutually agreed by the Purchaser and the Corporation in writing, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(b) if the failure of the Closing Date to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(c)

by the Purchaser, upon written notice to the Corporation, if there has been a material violation, breach or inaccuracy of any representation, warranty or covenant of the Corporation contained in this Agreement, which violation, breach or inaccuracy would cause any of the representations, warranties, covenants or conditions of the Corporation in this Agreement not to be satisfied; or

(d)

by the Corporation, upon written notice to the Purchaser, if there has been a material violation, breach or inaccuracy of any representation, warranty or covenant of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the representations, warranties, covenants or conditions of the Purchaser in this Agreement not to be satisfied.

9.3

If the Agreement is terminated in accordance with the terms hereof, the Corporation will promptly return any funds, certified cheques and bank drafts delivered by the Purchaser representing the Subscription Amount without interest or deduction.

10.	Survival of Representations, Warranties and Covenants

10.1

The representations, warranties and covenants of the Corporation contained in this Subscription Agreement shall survive the Closing and continue in full force and effect for the benefit of the Purchaser for a period of three years following the Closing, in each case notwithstanding such closing or any investigation made by or on behalf of the Purchaser with respect thereto.

10.2

The representations, warranties and covenants of the Purchaser contained in this Subscription Agreement shall survive the Closing and continue in full force and effect for the benefit of the Corporation for a period of three years following the Closing, in each case notwithstanding such closing or any investigation made by or on behalf of the Corporation with respect thereto and notwithstanding any subsequent disposition by the Purchaser of any of the Shares.

11.	Personal Information Authorization

11.1

The Purchaser acknowledges that this Subscription Agreement requires the Purchaser to provide certain personal information, including without limitation, the Purchaser’s name, address, telephone number and identity of authorized signatories, to the Corporation. By executing this Subscription Agreement, the Purchaser hereby consents to the collection, use and disclosure of the personal information provided herein and other personal information provided by the Purchaser or collected by the Corporation or its agents as reasonably necessary in connection with the Purchaser’s subscription for the Shares (collectively, “personal information”). Such personal information is being collected by the Corporation for the purposes of completing the transactions contemplated by this Agreement, which includes, without limitation, determining the Purchaser’s eligibility to purchase the Shares under the Securities Laws and other applicable securities laws, preparing and registering the Shares to be issued to the Purchaser and completing filings required by any stock exchange or securities regulatory authority. The Purchaser’s personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities; (b) the Canada Revenue Agency; (c) the Corporation’s registrar and transfer agent; and (d) any of the other parties involved in the Investment, including legal counsel and may be included in record books in connection with the Investment, but for greater certainty, the Purchaser’s personal information shall be used for no other purpose without the express written consent of the Purchaser. By executing this Subscription Agreement, the Purchaser is deemed to be consenting to the foregoing collection, use and disclosure of the Purchaser’s personal information. The Purchaser also consents to the filing of copies or originals of any of the Purchaser’s documents delivered in connection herewith as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.

11.2

The Purchaser authorizes the indirect collection of personal information (as defined in the Securities Laws of the Province of British Columbia) by the applicable securities regulatory authority and confirms that it has been notified by the Corporation: (i) that the Corporation will be delivering such personal information to the applicable securities regulatory authority; (ii) that such personal information is being collected indirectly by the applicable securities regulatory authority under the authority granted to it under the applicable Securities Laws; (iii) that such personal information is being collected for the purpose of the administration and enforcement of the applicable Securities Laws; and (iv) the following are the contact details of the public official who can answer questions about the British Columbia Securities Commission’s indirect collection of personal information:

British Columbia Securities Commission

FOI Inquiries

701 West Georgia Street

Vancouver, BC V7Y 1L2

Tel: (604) 899-6854

Toll free in Canada: 1-800-373-6393

Email: foi-privacy@bcsc.bc.ca

12.	Other Covenants

12.1

The Corporation shall promptly fulfill all necessary requirements and take all necessary action required to be taken by the Corporation to permit the creation, issuance and delivery by the Corporation of the Shares to be issued hereunder to the Purchaser pursuant to an exemption from the prospectus requirements of applicable Securities Laws.

12.2

The Corporation shall promptly apply for, and use its best efforts to expeditiously obtain, approval of the TSX and the NYSE American for the issuance of the Shares to be issued hereunder and shall take all required action to satisfy the conditions set out in the conditional approval of the TSX and the NYSE American for the listing of such Shares, and in any event within the time period prescribed by the TSX and the NYSE American, as applicable, to satisfy such conditions, including, to the extent required, disinterested shareholder approval pursuant to Section 607(g)(ii) of the TSX Company Manual.

12.3

The Corporation shall, within ten (10) days of the Closing Date, file with the applicable regulators any reports required to be filed by Securities Laws, including under NI 45-106 in connection with this Agreement and the transactions contemplated by this Agreement in the required form, and will provide the Purchaser’s legal counsel with copies of such reports.

12.4

The Corporation shall use the Subscription Amount solely to fund the technical and related costs in respect of the Study Program and such further study costs on the Casino Project as may be agreed to by the Purchaser and the Corporation from time to time. The Corporation covenants and agrees with the Purchaser that the Subscription Amount shall not be used, directly or indirectly, for the payment or making of any cash dividends or distributions to the shareholders of the Corporation.

12.5

To the fullest extent permitted by Applicable Law, neither party nor any of their respective affiliates have any obligation to the other party or its affiliates to refrain from: (a) engaging in the same or similar activities or lines of business as the other party or its affiliates; (b) investing or owning any interest publicly or privately in, or developing a business relationship with, any person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the other party or any of its affiliates; (c) doing business with any counterparty of the other party or any of its affiliates; or (d) employing or otherwise engaging a former officer, employee or contractor of the other party or any of its affiliates.

12.6

The Corporation and its affiliates shall at all times comply, and shall ensure that their respective directors, officers, employees and consultants comply, with all applicable Anti-Corruption Laws. The Corporation shall immediately notify the Purchaser upon becoming aware of any breach or suspected breach of any Anti-Corruption Law by any of such persons.

12.7	Subject to (x) Applicable Law, and (y) the rights and obligations of the Corporation or any of its affiliates to any third parties, the Corporation shall provide the Purchaser with:

(a)	reasonable access during normal business hours and upon reasonable advance notice to senior management and employees of the Corporation and its affiliates; and

(b)	such other information or reports reasonably requested by the Purchaser and are reasonably available to, or producible by, the Corporation or any of its affiliates in the ordinary course of business, in each case where such access, information or reports are reasonably required by the Purchaser in order to comply with its and its affiliates accounting and any public company disclosure obligations and to verify compliance with Anti-Corruption Laws.

13.	Notice

13.1

Any notice, direction or other instrument required or permitted to be given to either party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted electronically by email or facsimile to such party, as follows:

(a)	in the case of the Corporation, to:

Western Copper and Gold Corporation

Suite 1200 – 1166 Alberni Street

Vancouver, British Columbia, Canada

V6E 3Z3

Attention:        Paul West-Sells, Chief Executive Officer

Email:             pwest-sells@westerncopperandgold.com

With a copy to (which shall not constitute notice):

Cassels Brock & Blackwell LLP

Suite 2200, HSBC Building

885 West Georgia Street

Vancouver, British Columbia, Canada

V6C 3E8

Attention:        Jennifer Traub

Email:              jtraub@cassels.com

(b)	in the case of the Purchaser, to:

Rio Tinto Canada Inc.

400-1190 Avenue des Canadiens-de-Montréal

Montréal, Quebec, Canada

H3B 0E3

Attention:        The Directors

E-mail:             CompanySecretaryNotices@riotinto.com

with copies (which shall not constitute notice) to:

Rio Tinto Legal

4700 Daybreak Parkway

South Jordan, Utah, USA

84009

Attention:        Mark Hayes

E-mail:            mark.hayes@riotinto.com

and

McCarthy Tétrault LLP

66 Wellington Street West

TD Bank Tower, Suite 5300

Toronto, Ontario, Canada

M5K 1E6

Attention:        Shea T. Small

Email:             ssmall@mccarthy.ca

13.2

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted electronically by email or fax, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

13.3	Any party hereto may change its address for service from time to time by notice given to the other party hereto in accordance with the foregoing provisions.

14.	Press Release and Consent

No press release, public statement or announcement or other public disclosure with respect to this Subscription Agreement, the transactions contemplated herein, or the discussions, communications or negotiations leading up to the execution hereof, may be made except with the prior written consent and joint approval of all of the Parties, or if required by law or a Governmental Entity, and then only to the extent legally required. Where the public disclosure is required by law or a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. The Purchaser acknowledges and agrees that once it has approved the form, nature and extent of any disclosure, subsequent approval will not be required for so long as the disclosure is not materially amended.

15.	Governing Law

This Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Purchaser hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Subscription Agreement.

16.	Costs

All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Subscription Agreement and the transactions herein contemplated shall be paid and borne by the party incurring such costs and expenses.

17.	Assignment

This Subscription Agreement shall enure to the benefit of and be binding on the Corporation, the Purchaser and their respective heirs, administrators, executors, successors and permitted assigns. This Subscription Agreement may not be assigned by the Corporation and may only be transferred or assigned by the Purchaser: (i) subject to compliance with applicable Securities Law, and (ii) with the prior written consent of the Corporation.

18.	Entire Agreement

This Subscription Agreement and the Investor Rights Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, covenants or other agreements between the parties hereto relating to the subject matter hereof, except as specifically set out, referred to or incorporated by reference herein.

19.	Amendments and Waivers

No amendment to this Subscription Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any provision of this Subscription Agreement will be effective or binding unless made in writing and signed by the waiving party.

20.	Language

The Parties hereto confirm their express wish that this Subscription Agreement and all documents and agreements directly or indirectly relating hereto be drawn up in the English language. Les Parties reconnaissent leur volonté expresse que la présente ainsi que tous les documents et contrats s’y rattachant directmente ou indirectmente soient rédigés en anglais.

21.	Time of Essence

Time shall be of the essence of this Subscription Agreement in all respects.

22.	Facsimile or Electronic Deliveries and Counterparts

Each of the Parties shall be entitled to rely on delivery by facsimile or other electronic means of a copy of this Subscription Agreement executed by the other Party, and acceptance by the other Party of such executed Subscription Agreement shall be legally effective to create a valid and binding agreement between the Purchaser and the Corporation in accordance with the terms hereof. In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

23.	Extended Meanings and Headings

In this Subscription Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts and unincorporated associations. The headings contained herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

24.	Currency

All references to “C$” are to Canadian dollars.

25.	Further Assurances

Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may, either before or after the closing of the transactions contemplated hereby, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Subscription Agreement.

26.	Severability

The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision herein.

SCHEDULE “A”

OUTSTANDING CONVERTIBLE SECURITIES

Stock Options

Amount	Exercise Price ($)	Expiry Date
400,000	0.75	April 23, 2024
1,350,000	0.90	June 18, 2024
200,000	1.11	June 11, 2025
1,758,334	1.66	July 27, 2025
200,000	1.41	November 9, 2025
210,000	2.22	July 19, 2026
100,000	1.85	October 1, 2026
1,000,000	1.95	January 17, 2027
1,181,000	2.10	February 17, 2027
315,000	2.12	July 4, 2028
6,714,334

Restricted Share Units

Amount
746,043

Deferred Share Units

Amount
472,600

Warrants

Amount	Exercise Price ($)	Expiry Date
1,500,000	0.85	February 28, 2025

A-1

SCHEDULE “B”

FORM OF AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

(see attached)

B-1

SCHEDULE “C”

CASINO PROJECT STUDY PROGRAM

(see attached)

C-1